CUSIP NO. 365199108                                         PAGE 1 OF 11 PAGES
--------------------                                      ---------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                GARDEN.COM, INC.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    365199108
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                               SEPTEMBER 16, 1999
-------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRED FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

/ /      RULE 13d-1(b)
/X/      RULE 13d-1(c)
/ /      RULE 13d-1(d)

CUSIP NO. 365199108                                  PAGE 2 OF  11 PAGES
--------------------                            ------------------------------


                                  SCHEDULE 13G

        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
   1
        ATTRACTOR LP      94-3251917
-------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  /X/
   2                                                        (b)  / /
-------------------------------------------------------------------------------
   3    SEC USE ONLY
-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
         NUMBER OF                     SOLE VOTING POWER
          SHARES                5
       BENEFICIALLY                    1,032,398
         OWNED BY                     -----------------------------------------
           EACH                        SHARED VOTING POWER
         REPORTING              6
          PERSON                       - 0 -
           WITH                        ----------------------------------------
                                       SOLE DISPOSITIVE POWER
                                7
                                       1,032,398
                                       ----------------------------------------
                                       SHARED DISPOSITIVE POWER
                                8
                                       - 0 -
-------------------------------------------------------------------------------
   9
          1,194,682
-------------------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   10    SHARES                                                            / /
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.1%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          PN
-------------------------------------------------------------------------------

CUSIP NO. 365199108                                       PAGE 3 OF 11 PAGES
-------------------                                     ----------------------

                                  SCHEDULE 13G

        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
   1
        ATTRACTOR INSTITUTIONAL LP       94-3269215
-------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  /X/
   2                                                                 (b)  / /
-------------------------------------------------------------------------------
   3    SEC USE ONLY
-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE
-------------------------------------------------------------------------------
         NUMBER OF                     SOLE VOTING POWER
          SHARES                5
       BENEFICIALLY                    68,304
         OWNED BY                     -----------------------------------------
           EACH                        SHARED VOTING POWER
         REPORTING              6
          PERSON                       - 0 -
           WITH                        ----------------------------------------
                                       SOLE DISPOSITIVE POWER
                                7
                                       68,304
                                       ----------------------------------------
                                       SHARED DISPOSITIVE POWER
                                8
                                       - 0 -
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,194,682
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   10     SHARES                                                           / /
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.1%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          PN
-------------------------------------------------------------------------------

CUSIP NO. 365199108                                         PAGE 4 OF 11 PAGES
---------------------                                      --------------------

                                  SCHEDULE 13G

        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
   1
        ATTRACTOR VENTURES LLC        94-3251916
-------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  /X/
   2                                                                (b)  / /
-------------------------------------------------------------------------------
   3    SEC USE ONLY
-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE
-------------------------------------------------------------------------------
         NUMBER OF                     SOLE VOTING POWER
          SHARES                5
       BENEFICIALLY                    71,580
         OWNED BY                     -----------------------------------------
           EACH                        SHARED VOTING POWER
         REPORTING              6
          PERSON                       1,100,702
           WITH                        ----------------------------------------
                                       SOLE DISPOSITIVE POWER
                                7
                                       71,580
                                       ----------------------------------------
                                       SHARED DISPOSITIVE POWER
                                8
                                       1,100,702
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,194,682
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   10     SHARES                                                          / /
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.1%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          OO
-------------------------------------------------------------------------------

CUSIP NO. 365199108                                         PAGE 5 OF 11 PAGES
----------------------                                    ---------------------

                                  SCHEDULE 13G

        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
   1
        ATTRACTOR OFFSHORE LTD.
-------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  /X/
   2                                                              (b)  / /
-------------------------------------------------------------------------------
   3    SEC USE ONLY
-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        BRITISH VIRGIN ISLANDS
-------------------------------------------------------------------------------
         NUMBER OF                     SOLE VOTING POWER
          SHARES                5
       BENEFICIALLY                    22,400
         OWNED BY                     -----------------------------------------
           EACH                        SHARED VOTING POWER
         REPORTING              6
          PERSON                       - 0 -
           WITH                        ----------------------------------------
                                       SOLE DISPOSITIVE POWER
                                7
                                       22,400
                                       ----------------------------------------
                                       SHARED DISPOSITIVE POWER
                                8
                                       - 0 -
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,194,682
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   10     SHARES                                                           / /
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.1%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          OO
-------------------------------------------------------------------------------

CUSIP NO. 365199108                                        PAGE 6 OF  11 PAGES
----------------------                                   ----------------------

                                  SCHEDULE 13G

        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
   1
        ATTRACTOR INVESTMENT MANAGEMENT, INC.        94-3251915
-------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  /X/
   2                                                            (b)  / /
-------------------------------------------------------------------------------
   3    SEC USE ONLY
-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE
-------------------------------------------------------------------------------
         NUMBER OF                     SOLE VOTING POWER
          SHARES                5
       BENEFICIALLY                    - 0 -
         OWNED BY                     -----------------------------------------
           EACH                        SHARED VOTING POWER
         REPORTING              6
          PERSON                       22,400
           WITH                        ----------------------------------------
                                       SOLE DISPOSITIVE POWER
                                7
                                       - 0 -
                                       ----------------------------------------
                                       SHARED DISPOSITIVE POWER
                                8
                                       22,400
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,194,682
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   10     SHARES                                                           / /
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.1%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          CO
-------------------------------------------------------------------------------

CUSIP NO. 365199108                                       PAGE 7 OF  11 PAGES
----------------------                                   ----------------------

                                  SCHEDULE 13G

        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
   1
        HARVEY ALLISON
-------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  /X/
   2                                                                 (b)  / /
-------------------------------------------------------------------------------
   3    SEC USE ONLY
-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
-------------------------------------------------------------------------------
         NUMBER OF                     SOLE VOTING POWER
          SHARES                5
       BENEFICIALLY                    - 0 -
         OWNED BY                     -----------------------------------------
           EACH                        SHARED VOTING POWER
         REPORTING              6
          PERSON                       1,194,682
           WITH                        ----------------------------------------
                                       SOLE DISPOSITIVE POWER
                                7
                                       - 0 -
                                       ----------------------------------------
                                       SHARED DISPOSITIVE POWER
                                8
                                       1,194,682
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,194,682
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   10     SHARES                                                           / /
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.1%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          IN
-------------------------------------------------------------------------------

CUSIP NO. 365199108                                        PAGE 8 OF  11 PAGES
----------------------                                   ----------------------

                                  SCHEDULE 13G

        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
   1
        GIGI BRISSON
-------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  /X/
   2                                                              (b)  / /
-------------------------------------------------------------------------------
   3    SEC USE ONLY
-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
-------------------------------------------------------------------------------
         NUMBER OF                     SOLE VOTING POWER
          SHARES                5
       BENEFICIALLY                    - 0 -
         OWNED BY                     -----------------------------------------
           EACH                        SHARED VOTING POWER
         REPORTING              6
          PERSON                       1,194,682
           WITH                        ----------------------------------------
                                       SOLE DISPOSITIVE POWER
                                7
                                       - 0 -
                                       ----------------------------------------
                                       SHARED DISPOSITIVE POWER
                                8
                                       1,194,682
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,194,682
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   10     SHARES                                                           / /
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.1%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          IN
-------------------------------------------------------------------------------

CUSIP NO. 365199108                                        PAGE 9 OF 11 PAGES
----------------------                                   ----------------------

ITEM 1.

         (a) The name of the issuer as to whose securities this statement relates is Garden.com, Inc. ("Issuer").

         (b) The address of Issuer's principal place of business is 3301 Steck Avenue, Austin, Texas, 78757.

ITEM 2.

         (a-e) This statement is being filed by Attractor LP, a Delaware limited partnership whose principal business office is located at 1110 Burlingame Avenue, Suite 211, Burlingame, CA 94010 ("Attractor LP"), Attractor Institutional LP, a Delaware limited partnership whose principal business office is located at 1110 Burlingame Avenue, Suite 211, Burlingame, CA 94010 ("Attractor Institutional LP"), Attractor Ventures LLC, a Delaware limited liability company whose principal business office is located at 1110 Burlingame Avenue, Suite 211, Burlingame, CA 94010 ("Attractor Ventures LLC"), Attractor Offshore Ltd., a British Virgin Islands international business company whose principal business office is located at Elan Administration, Ltd., Palm Chambers, P.O. Box 119 Road Town, Tortola, British Virgin Islands ("Attractor Offshore"), Attractor Investment Management, Inc., a Delaware corporation whose principal business office is located at 1110 Burlingame Avenue, Burlingame, CA 94010 ("Attractor Investment"), Harvey Allison, a United States citizen whose principal business office is located at 1110 Burlingame Avenue, Suite 211, Burlingame, CA 94010 and Gigi Brisson, a United States citizen whose principal business office is located at 1110 Burlingame Avenue, Suite 211, Burlingame, CA 94010.

         (d-e) This statement is being filed as to the Common Stock of Garden.com, Inc., Cusip Number 365199108.

ITEM 3.

                  Not Applicable.

ITEM 4.

         Attractor LP
         (a) Amount beneficially owned:  1,194,682.
         (b) Percent of class:  7.1%.
         (c) Number of shares as to which the person has:
             (i)    Sole power to vote or to direct the vote 1,032,398.
             (ii)   Shared power to vote or to direct the vote - 0 -.
             (iii) Sole power to dispose or to direct the disposition of 1,032,398.
             (iv)   Shared power to dispose or to direct the disposition of
                    - 0 -.

         Attractor Institutional LP
         (a) Amount beneficially owned:  1,194,682.
         (b) Percent of class:  7.1%.
         (c) Number of shares as to which the person has:
             (i)    Sole power to vote or to direct the vote 68,304.
             (ii)   Shared power to vote or to direct the vote - 0 -.
             (iii) Sole power to dispose or to direct the disposition of 68,304.
             (iv)   Shared power to dispose or to direct the disposition of
                    - 0 -.

         Attractor Ventures LLC
         (a) Amount beneficially owned:  1,194,682.
         (b) Percent of class:  7.1%.
         (c) Number of shares as to which the person has:
             (i)    Sole power to vote or to direct the vote 71,580.
             (ii)   Shared power to vote or to direct the vote 1,100,702.
             (iii) Sole power to dispose or to direct the disposition of 71,580.
             (iv) Shared power to dispose or to direct the disposition of 1,100,702.

CUSIP NO. 365199108                                       PAGE 10 OF 11 PAGES
----------------------                                   ----------------------

         Attractor Offshore Ltd.
         (a) Amount beneficially owned:  1,194,682.
         (b) Percent of class:  7.1%.
         (c) Number of shares as to which the person has:
             (i)    Sole power to vote or to direct the vote 22,400.
             (ii)   Shared power to vote or to direct the vote - 0 -.
             (iii) Sole power to dispose or to direct the disposition of 22,400.
             (vi)   Shared power to dispose or to direct the disposition of
                    - 0 -.

         Attractor Investment Management, Inc.
         (a) Amount beneficially owned:  1,194,682.
         (b) Percent of class:  7.1%.
         (c) Number of shares as to which the person has:
             (i)    Sole power to vote or to direct the vote - 0 -.
             (ii)   Shared power to vote or to direct the vote 22,400.
             (iii)  Sole power to dispose or to direct the disposition of - 0 -.
             (iv) Shared power to dispose or to direct the disposition of 22,400.

         Harvey Allison
         (a) Amount beneficially owned:  1,194,682.
         (b) Percent of class:  7.1%.
         (c) Number of shares as to which the person has:
             (i)    Sole power to vote or to direct the vote - 0 -.
             (ii)   Shared power to vote or to direct the vote 1,194,682.
             (iii)  Sole power to dispose or to direct the disposition of - 0 -.
             (iv) Shared power to dispose or to direct the disposition of 1,194,682.

         Gigi Brisson
         (a) Amount beneficially owned:  1,194,682
         (b) Percent of class:  7.1%.
         (c) Number of shares as to which the person has:
             (i)    Sole power to vote or to direct the vote - 0 -.
             (ii)   Shared power to vote or to direct the vote 1,194,682.
             (iii)  Sole power to dispose or to direct the disposition of - 0 -.
             (iv) Shared power to dispose or to direct the disposition of 1,194,682.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Please see Item 4

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable

CUSIP NO. 365199108                                       PAGE 11 OF 11 PAGES
----------------------                                   ----------------------

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  Nothing in this Schedule 13G shall be construed as an admission that any of the Reporting Persons is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any of the securities covered by this Schedule 13G.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 27, 1999

HARVEY ALLISON                                  GIGI BRISSON

By:  /s/ Harvey Allison                         By:  /s/ Gigi Brisson
   -----------------------------------------       ----------------------------------
     Harvey Allison                                  Gigi Brisson

ATTRACTOR VENTURES LLC                          ATTRACTOR INVESTMENT MANAGEMENT, INC.

By:  /s/ Harvey Allison                         By:  /s/ Harvey Allison
   -----------------------------------------       ----------------------------------
     Harvey Allison, Managing Member                 Harvey Allison, President

ATTRACTOR LP                                    ATTRACTOR INSTITUTIONAL LP

By:  /s/ Harvey Allison                         By:  /s/ Harvey Allison
   -----------------------------------------       ----------------------------------
     Harvey Allison,                                 Harvey Allison, Managing Member
     Managing Member of its General Partner          of its General Partner
     Attractor Ventures LLC                          Attractor Ventures LLC

ATTRACTOR OFFSHORE LTD.

BY:  /s/ Harvey Allison
   -----------------------------------------
     Harvey Allison,
     President of its Investment Manager, Attractor
     Investment Management, Inc.